Exhibit 23-b

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of AT&T Inc. of our reports dated February 22, 2018, with respect to the consolidated financial statements, and the related notes and the supplementary information, and financial statement schedule of Time Warner Inc. and the effectiveness of internal control over financial reporting of Time Warner Inc., included in its Annual Report on Form 10-K of Time Warner Inc. for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
September 11, 2018